Exhibit 99.1

                       JOINT FILERS' NAMES AND ADDRESSES

1.   ICONIQ Strategic Partners GP, L.P.
2.   ICONIQ Strategic Partners, L.P.
3.   ICONIQ Strategic Partners-B, L.P.
4.   ICONIQ Strategic Partners TT GP, Ltd.
5.   Divesh Makan
6.   William Griffith

The business address for each of the above reporting persons is:

c/o ICONIQ Strategic Partners, 394 Pacific Avenue, 2nd Floor
San Francisco, CA 94111